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                                                                    EXHIBIT 23.4


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the use in the Current Report on Form 8-K/A of Broadcom Corporation dated November 9, 2000 of our report dated March 3, 2000, with respect to the balance sheets of Silicon Spice, Inc. (a development stage company) as of December 31, 1999 and 1998 and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999 and for the period from inception (September 26, 1996) to December 31, 1999.


                                                 /s/ ERNST & YOUNG, LLP

San Jose, California
November 9, 2000